Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Rick Moberg

Aware, Inc.

781-276-4000

Aware, Inc. Reports First Quarter 2016

Financial Results

BEDFORD, MASS. – April 26, 2016 – Aware, Inc. (NASDAQ: AWRE), a leading supplier of biometrics software and services, today reported financial results for its first quarter ended March 31, 2016.

Revenue for the first quarter of 2016 was $4.8 million, an increase of 17% compared to $4.1 million in the same quarter last year. Operating income in the first quarter of 2016 was $0.9 million compared to $0.4 million in the first quarter of 2015. The increase in revenue and operating income was primarily due to licensing revenue from a 2015 medical imaging software sale.

Net income in the first quarter of 2016 was $0.6 million, or $0.03 per diluted share, which compares to $0.3 million, or $0.01 per diluted share, in the same period a year ago.

Rick Moberg, Aware’s co-chief executive officer and chief financial officer, said “While revenue and operating income increased in the first quarter, these results did not meet our expectations. When we released earnings for the fourth quarter of 2015, I mentioned that our sales pipeline going into 2016 looked promising, but predicting when those opportunities might turn into revenue was difficult. Our pipeline remains strong at the end of the first quarter, but forecasting the timing of revenue continues to be a challenge. We continue to be optimistic about the future of our business.”

Aware, Inc. • 40 Middlesex Turnpike • Bedford, MA USA 01730-1432
Tel: (781) 276-4000 • Fax: (781) 276-4001 • E-mail: IR@aware.com

Aware, Inc. Reports First Quarter 2016 Financial Results	Page 2

Aware also announced today that its Board of Directors has approved a program authorizing the Company to purchase up to $10 million of its common stock. The shares may be purchased from time to time in the open market or through privately negotiated transactions at management's discretion, depending upon market conditions and other factors. The authorization to repurchase Company stock expires on December 31, 2017.

About Aware

Aware is a leading provider of biometrics software products and development services to governments, system integrators, and solution providers globally. Our products include SDKs, software components, workstation applications, and a modular, centralized, service-oriented platform. They fulfill a broad range of functions critical to biometric authentication and search, including face, fingerprint, and iris autocapture, image quality assurance, data compliance, capture hardware peripheral abstraction, centralized data processing and workflow, subsystem connectivity, and biometric matching algorithms. The products are used to enable identity-centric security solutions with biometrics for applications including border management, credentialing and access control, intelligence and defense, and law enforcement. Aware is a publicly held company (Nasdaq: AWRE) based in Bedford, Massachusetts.

See Aware’s website for more information about our biometrics software products.

Safe Harbor Warning

Portions of this release contain forward-looking statements regarding future events and are subject to risks and uncertainties, such as estimates or projections of future revenue and earnings, and the growth of the biometrics markets. Aware wishes to caution you that there are factors that could cause actual results to differ materially from the results indicated by such statements.

Risk factors related to our business include, but are not limited to: i) our operating results may fluctuate significantly and are difficult to predict; ii) we derive a significant portion of our revenue from government customers, and our business may be adversely affected by changes in the contracting or fiscal policies of those governmental entities; iii) a significant commercial market for biometrics technology may not develop, and if it does, we may not be successful in that market; iv) we derive a significant portion of our revenue from third party channel partners; v) hardware revenue is likely to decline in future periods; vi) we face intense competition from other biometrics solution providers; vii) our business is subject to rapid technological change; viii) our software products may have errors, defects or bugs which could harm our business; ix) our business may be adversely affected by our use of open source software; x) our intellectual property is subject to limited protection; xi) we may be sued by third parties for alleged infringement of their proprietary rights; xii) we must attract and retain key personnel; xiii) we rely on single sources of supply for certain components used in our hardware products; xiv) our business may be affected by government regulations and adverse economic conditions; xv) we may make acquisitions that could adversely affect our results, and xvi) we may have additional tax liabilities.

We refer you to the documents Aware files from time to time with the Securities and Exchange Commission, specifically the section titled Risk Factors in our annual report on Form 10-K for the fiscal year ended December 31, 2015 and other reports and filings made with the Securities and Exchange Commission.

Aware is a registered trademark of Aware, Inc. Any other trademarks appearing herein are the property of their respective owners.

Aware, Inc. Reports First Quarter 2016 Financial Results	Page 3

AWARE, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(unaudited)

	Three Months Ended March 31,
	2016	2015
Revenue:
Software licenses	$2,774	$1,649
Software maintenance	1,282	1,153
Services	419	1,220
Hardware	286	-
Royalties	73	101
Total revenue	4,834	4,123

Costs and expenses:
Cost of software licenses	243	-
Cost of services	213	547
Cost of hardware	205	-
Research and development	1,649	1,435
Selling and marketing	920	972
General and administrative	724	785
Total costs and expenses	3,954	3,739

Operating income	880	384
Other income	-	12
Interest income	67	41
Income before provision for income taxes	947	437
Provision for income taxes	312	165

Net income	$635	$272

Net income per share – basic	$0.03	$0.01
Net income per share – diluted	$0.03	$0.01

Weighted-average shares – basic	22,993	22,866
Weighted-average shares - diluted	23,005	22,887

Aware, Inc. Reports First Quarter 2016 Financial Results	Page 4

AWARE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(unaudited)

	March 31, 2016	December 31, 2015

ASSETS
Cash and investments	$53,519	$52,101
Accounts receivable, net	3,839	4,743
Property and equipment, net	4,874	4,977
Deferred tax assets	872	999
All other assets, net	938	799

Total assets	$64,042	$63,619

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable and accrued expenses	$1,439	$1,422
Deferred revenue	5,413	6,016
Total stockholders’ equity	57,190	56,181

Total liabilities and stockholders’ equity	$64,042	$63,619

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Aware, Inc. • 40 Middlesex Turnpike • Bedford, MA USA 01730-1432
Tel: (781) 276-4000 • Fax: (781) 276-4001 • E-mail: IR@aware.com